FINANCIAL CONSULTING SERVICES AGREEMENT

       This Financial Consulting Services Agreement (the "Agreement") is entered this 24th day of January, 2001 by and between M. Blaine Riley, Randall Letcavage and Rosemary Nguyen ("Consultants"), individual's, and Hyperbaric Systems (OTC BB:HYRB) ("Client"), a California corporation, with reference to the following:

                          RECITALS

        A. The Client desires to be assured of the association and services of the Consultants in order to avail itself of the Consultant s exerience, skills, abilities, knowledge, and background to facilitate long range strategic planning, and to advise the Client in business and/or financial matters and is therefore willing to engage the Consultants upon the terms and conditions set forth herein.

C. The Consultants agree to be engaged and retained by the Client and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

3.      Engagement.   Client hereby engages Consultants on a non-exclusive
basis, and Consultants hereby accepts the engagement to become a financial Consultants to the Client and to render such advice, consultation, information, and services to the Directors and/or Officers of the Client regarding general financial and business matters including, but not limited to:

E.      Due diligence studies, reorganizations, divestitures;
F.      Capital structures, banking methods and systems;
G. Periodic reporting as to developments concerning the general financial markets and public securities markets and industry which may be relevant or of interest or concern to the Client or the Client's business;
H. Guidance and assistance in available alternatives for accounts receivable financing and other asset financing.

        It shall be expressly understood that Consultants shall have no power to bind Client to any contract or obligation or to transact any business in Client's name or on behalf of Client in any manner.

4.      Term.   The term ("Term") of this Agreement shall commence on
the date hereof and continue for twelve (12) months. The Agreement may be extended upon agreement by both parties, unless or until the Agreement is terminated. Either party may cancel this Agreement upon five days written notice in the event either party violates any material provision of this Agreement and fails to cure such violation within five
(5) days of written notification of such violation from the other party. Such cancellation shall not excuse the breach or non-performance by the other party or relieve the breaching party of its obligation incurred prior to the date of cancellation.

4.      Compensation and Fees.    As consideration for Consultants
entering into this Agreement, Client and Consultants shall agree to the following:

C. Client shall issue certificates representing an aggregate of five hundred ten thousand (510,000) shares of free trading common stock (the "Shares"), registered under S-8.

D. The Certificates shall be issued to the Consultants in the following manner:

M. Blaine Riley will receive one hundred seventy thousand (170,000) shares.

Randall Letcavage will receive one hundred seventy thousand (170,000) shares.

Rosemary Nguyen will receive one hundred seventy thousand (170,000) shares.

The Shares, when issued to Consultants, will be duly authorized, validly issued and outstanding, fully paid and nonassessable and will not be subject to any liens or encumbrances.

        Securities shall be issued to Consultants in accordance with a mutually acceptable plan of issuance as to relieve securities or Consultants from restrictions upon transferability of shares in compliance with applicable registration provisions or exemptions.

         4. Exclusivity; Performance; Confidentiality. The services of Consultants hereunder shall not be exclusive, and Consultants and their agents may perform similar or different services for other persons or entities whether or not they are competitors of Client. Consultants shall be required to expend only such time as is necessary to service Client in a commercially reasonable manner. Consultants acknowledge and agree that confidential and valuable information proprietary to Client and obtained during its engagement by the Client, shall not be, directly or indirectly, disclosed without the prior express written consent of the Client, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential.

   5. Independent Contractor. In its performance hereunder, Consultants and their agents shall be an independent contractor. Consultants shall complete the services required hereunder according to his own means and methods of work, shall be in the exclusive charge and control of Consultants and which shall not be subject to the control or supervision of Client, except as to the results of the work. Client acknowledges that nothing in this Agreement shall be construed to require Consultants to provide services to Client at any specific time, or in any specific place or manner. Payments to Consultants hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

6. Arbitration and Fees. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, may be resolved by mutual agreement; or if not, shall be settled in accordance with the Arbitration rules of the American Arbitration Association in Irvine, California.
Any decision issued therefrom shall be binding upon the parties and shall be enforceable as a judgment in any court of competent jurisdic-tion. The prevailing party in such arbitration or other proceeding shall be entitled, in addition to such other relief as many be granted, to a reasonable sum as and for attorney's fees in such arbitration or other proceeding which may be determined by the rbitrator or other officer in such proceeding. If collection is required for any payment not made when due, the creditor shall collect statutory interest and the cost of collection, including attorney's fees whether or not court action is required for enforcement.

7. Miscellaneous.   No waiver of any of the provisions of this Agreement
shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations. There are no third party beneficiaries of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.


                    "Client"

                    Signature:     /s/ Harry Masuda
                                       ------------
                                       Harry Masuda
                    Print with Title:  __________________
                    Company:           Hyperbaric Systems


                    "Consultants"

                    Signature:     /s/ M. Blaine Riley
                                       ---------------
                                       M. Blaine Riley
                    Print with Title:  __________________


                    Signature:     /s/ Randall Letcavage
                                       -----------------
                                       Randall Letcavage
                    Print with Title:  __________________


                    Signature:     /s/ Rosemary Nguyen
                                       ---------------
                                       Rosemary Nguyen
                    Print with Title:  __________________